Exhibit 99.1

Pacific Biosciences of California, Inc. Announces First Quarter Financial Results

Menlo Park, Calif. - April 27, 2011 - (Globe Newswire) – Pacific Biosciences of California, Inc. (Nasdaq: PACB) today announced financial results for the quarter ended March 31, 2011.

First Quarter 2011 Financial Highlights:

During the first quarter of 2011, the Company recorded a net loss of $34.8 million, or $0.66 non-GAAP pro forma net loss per share ($0.66 GAAP net loss per share). The Company continued commercial production of the PacBio RS during the first quarter of 2011, investing $6.7 million in commercial inventories comprised of PacBio instruments and consumable products including SMRT cells and reagents. Reductions in discretionary research and development spending resulted in a $1.6 million improvement in net loss when compared to $36.4 million, or $0.76 non-GAAP pro forma net loss per share ($0.97 GAAP net loss per share), reported for the fourth quarter of 2010. Revenue, derived solely from government grants, totaled $270,000 for the first quarter of 2011 as compared to $280,000 for the fourth quarter of 2010.

Research and development expense during the first quarter of 2011 totaled $24.1 million, compared to $26.5 million for the fourth quarter of 2010. The $2.4 million, or 9%, decrease in research and development expenses during the first quarter was primarily driven by lower purchases of development materials for product testing and reduced outside engineering fees.

Selling, general, and administrative expense during the first quarter of 2011 increased to $11.1 million compared to $10.3 million for the fourth quarter of 2010. The $0.8 million, or 8%, increase during the period was primarily driven by increased headcount in sales and support functions.

Cash and investments at March 31, 2011 totaled $248.5 million compared to $283.7 million at December 31, 2010. The $35.2 million of cash used during the first quarter of 2011 primarily reflects the net loss of $31.7 million, excluding non-cash stock based compensation, $6.7 million invested in commercial inventory offset by increased deferred revenue and compensation related liabilities of $3.4 million.

Conference Call

Pacific Biosciences will host a conference call for investors on April 27, 2011 at 1:30 p.m. PDT (4:30 p.m. EDT). The conference call dial-in numbers are US: 866.356.4281 or International: 617.597.5395, access code “764 830 50”. A live webcast of the call will also be available from the Investor Relations section of www.pacb.com. A webcast replay of the conference call will also be available from the Investor Relations section of www.pacb.com approximately two hours after the call and will be available for up to thirty days.

About Pacific Biosciences

Pacific Biosciences’ mission is to transform the way humankind acquires, processes and interprets data from living systems through the design, development and commercialization of innovative tools for biological research. The company has developed a novel approach to studying the synthesis and regulation of DNA, RNA and proteins. Combining recent advances in nanofabrication, biochemistry, molecular biology, surface chemistry and optics, Pacific Biosciences has created a powerful technology platform called single molecule, real-time, or SMRT(tm), technology. SMRT technology enables real-time analysis of biomolecules with single molecule resolution, which has the potential to transform the understanding of biological systems by providing a window into these systems that has not previously been open for scientific study.

CONTACTS:

Trevin Rard	Ben Gong
650.521.8450	650.521.8203
ir@pacificbiosciences.com

Forward-Looking Statements

This press release contains forward-looking statements relating to the Company’s operations and operating results, including the statements relating to the Company’s plans for the commercial launch of the PacBio RS. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company’s control and that could materially affect actual results. Factors that could materially affect actual results can be found in Pacific Biosciences of California’s recently filed Annual Report on Form 10-K, including those listed under the caption “Risk Factors.” Pacific Biosciences of California expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Pacific Biosciences of California, Inc.

Consolidated Balance Sheets

(Unaudited, in thousands)

	March 31,	December 31,
	2011	2010
Assets
Cash and investments	$248,548	$283,674
Accounts receivable	59	341
Inventory	13,539	6,864
Prepaids and other current assets	2,124	2,235

Total current assets	264,270	293,114
Property and equipment	13,932	12,311
Other assets	356	322

Total Assets	$278,558	$305,747

Liabilities and Stockholders Equity
Accounts payable	$9,432	$9,515
Deferred revenue	4,350	3,221
Accrueds and other current liabilities	10,350	8,104

Total current liabilities	24,132	20,840
Facility financing and deferred rent	5,755	5,041
Stockholders’ equity	248,671	279,866

Total Liabilities and Stockholders’ Equity	$278,558	$305,747

Pacific Biosciences of California, Inc.

Consolidated Statements of Operations

(Unaudited, in thousands, except share and per share data)

	Quarters Ended
	March 31,	December 31,	March 31,
	2011	2010	2010
Grant revenue	$270	$280	$545
Operating expenses
Research and development	24,118	26,542	25,324
Sales, general and administrative	11,119	10,327	5,495

Total operating expense	35,237	36,869	30,819

Operating loss	(34,967)	(36,589)	(30,274)
Other income (expense), net	158	170	(51)

Net loss	$(34,809)	$(36,419)	$(30,325)

Basic and diluted net loss per share	$(0.66)	$(0.97)	$(48.97)

Shares used in computing basic and diluted net loss per share	52,756,116	37,651,526	619,250

Non-GAAP pro forma (1) basic and diluted net loss per share	$(0.66)	$(0.76)	$(0.99)
Non-GAAP pro forma (1) shares used in computing basic and diluted net loss per share	52,756,116	48,159,913	30,669,886

(1)	Upon the closing of the Company’s initial public offering all outstanding shares of convertible preferred stock converted into shares of common stock. Non-GAAP pro forma basic and diluted net loss per share presents basic and diluted net loss per share assuming the conversion of outstanding convertible preferred stock into shares of common stock at the beginning of the respective reporting periods. The Company’s management believes that this non-GAAP pro forma information provides meaningful supplemental information that helps investors compare current results to those reported in prior periods. A reconciliation of the Company’s GAAP net loss per share to non-GAAP pro forma net loss per share is as follows:

Pacific Biosciences of California, Inc.

Consolidated Statements of Operations

(Unaudited, in thousands, except share and per share data)

	Quarters Ended
	March 31, 2011	December 31, 2010	March 31, 2010
Non-GAAP pro forma net loss per share
Numerator:
Net loss	$(34,809)	$(36,419)	$(30,325)

Pro forma net loss	$(34,809)	$(36,419)	$(30,325)

Denominator:
Shares used in computing basic and diluted net loss per share	52,756,116	37,651,526	619,250
Pro forma adjustment to reflect the assumed conversion of preferred stock into comon stock at the beginning of the reporting period.	—	10,508,387	30,050,636

Non-GAAP pro forma shares used in basic and diluted pro forma net loss per share	52,756,116	48,159,913	30,669,886

Non-GAAP pro forma basic and diluted net loss per share	$(0.66)	$(0.76)	$(0.99)